Exhibit 5.3

By Email

Guardforce AI Co., Limited
96 Vibhavadi Rangsit Road,
Talad Bangkhen
Laksi, Bangkok 10210
Thailand

August 25, 2021

Dear Sir or Madam,

Re: Thailand Legal Opinion for Initial Public Offering of Guardforce AI Co., Limited on National Association of Securities Dealers Automated Quotations (“NASDAQ”)

1	BACKGROUND

We act as the Thai counsel to Guardforce AI Co., Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, and we have been requested to furnish our legal opinion in respect to the Thai matters of the Company’s Thai subsidiaries. Our legal opinion is rendered in connection with the Company’s registration statement on Form F-1 (Registration No. 333-258054) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) and the Company’s proposed list of the Ordinary Shares and warrants on Nasdaq Capital Market (the “Listing”).

We are licensed lawyers in Thailand and are authorized to issue legal opinions in relation to the above matters in accordance with the published and publicly available laws, regulations, rules of Thailand and judicial interpretations in their published decisions as of the date hereof (collectively the “Thai Laws”). Our Opinion is rendered in respect to the Thai subsidiaries of the Company, namely, (1) Guardforce AI Group Co., Ltd. (“Guardforce AI Group”) and (2) Guardforce Cash Solutions Security (Thailand) Co., Ltd. (“Guardforce Cash Solutions”). In this Opinion, Guardforce AI Group and Guardforce Cash Solutions are collectively referred to as “Thailand Companies”. Capitalized terms that are used and not defined in this letter have the meanings given to them in the Underwriting Agreement (the “Underwriting Agreement”).

This Opinion is given on the basis of and in reliance on the documents referred to in paragraph 2 below, the assumptions set out in paragraph 2 below and the qualifications set out in paragraph 5 below.

2	ASSUMPTIONS

For the purpose of rendering this legal opinion (this “Opinion”), we have examined the Documents listed in Schedule 1 of this Opinion. During such examination, we have assumed that:

2.1	all Documents submitted to us in copies are identical to their originals and such originals have not been amended, revoked or rescinded and are in full force and effect;

2.2	all signatures, date, seals and chops on such Documents are authentic;

2.3	all parties in relation to any of the Documents aforesaid or to any other documents as referred to in this Opinion have the requisite power and authority to enter into, and have duly executed and delivered the Documents and performed their obligations hereunder, except those parties with respect to whose power and authority we have opined upon in this Opinion;

2.4	the truthfulness, accuracy and completeness of all factual statements in the Documents submitted and made available to us up to the date of this Opinion. Where certain facts were not independently established to us in order to render this Opinion, we have relied upon certificates issued by the Thailand Government Agencies and representatives of the Company and the Thailand Companies with proper authority, and also upon representations, oral or written, made in, or pursuant to, the Documents, and we have qualified this Opinion with regard to such facts as “to our best of our knowledge after due inquiry” without further independent investigation;

2.5	all consents, approvals, licences and filings which are necessary under any applicable laws of any other jurisdiction (other than Thai Laws) to permit the execution, delivery and performance of the Documents have been made or will be made or obtained within any permitted period;

2.6	all facts and Documents which may affect this Opinion herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure;

2.7	any Document submitted to us is still effective and has not been varied, revoked, withheld, cancelled or superseded by some other documents or agreements or action of which we are not aware after due inquiry. There are no side letters or other communications (written or oral) or conduct or other arrangements having the effect of modifying any provision or effect of the Documents;

2.8	the Documents are not void, voidable, repudiated, rescinded, frustrated or capable of being so by reason of fraud, preferential treatment of creditors, misrepresentation, undue influence, duress, concealed act, mistake, bribery, corruption or any other reason which is not apparent from the face of the Documents. All representations and warranties and statements as to matters of fact contained within the Documents are true, accurate and complete. We have no material to indicate that such statements are not correct or genuine;

2.9	the independent searches and litigation and bankruptcy searches made by us has not, since the date of our searches, been altered and that such searches did not fail to disclose any information which has been delivered for filing or registration but was not disclosed, or, as the case may be, did not appear on the public file at the time of our searches;

2.10	The Thailand Companies are not subject to the provisions of the Bankruptcy Act 1940 (as amended) or any other sector-specific legislation which provides for the application of a special insolvency regime including but not limited to any bankruptcy proceedings and rehabilitation plans. No steps have been taken with a view to any such insolvency proceedings which have not been revealed by the searches.

2.11	all Governmental Authorizations as defined below, and other official statements or documentations were obtained from the competent Thailand Government Agencies by lawful means; and

2.12	all Documents constitute legal, valid, binding and enforceable obligations on the parties thereto (other than those governed by Thai Laws or to which Thai Laws are related).

This Opinion is rendered on the basis of the Thai Laws effective as of the date hereof and there is no assurance that any of such Thai Laws will not be changed, amended or replaced in the immediate future or in the longer term. Any such changes, amendments thereto or replacements thereof may become effective immediately upon promulgation.

We express or imply no opinion on the laws of any jurisdiction other than Thailand.

3	DEFINITIONS

Unless the context of this Opinion otherwise indicates, the following capitalized terms shall have the meanings ascribed to them below:

“AoA”	Refers to Articles of Association.

“Government Agency”	Refers to any competent government authorities, courts, arbitration commissions, or any legal body exercising or entitled to exercise any administrative, judicial, legislative, police, regulatory or tax authority or power of the similar nature in Thailand.

“Governmental Authorization”	Refers to any approval, consent, permit, authorization, filing, registration, exemption, certificates, permission, waiver, endorsement, annual inspection, qualification or license required by the applicable Thai Laws to be obtained from or with any Government Agency.

“Guardforce AI Group”	Refers to Guardforce AI Group Co., Ltd. which is a company incorporated in accordance with the Thai Laws.

“Guardforce Cash Solutions”	Refers to Guardforce Cash Solutions Security (Thailand) Co., Ltd., a company incorporated in accordance with the Thai Laws and a 99.07% owned subsidiary of Guardforce AI Group.

“MOA”	Refers to Memorandum of Association.

“Thailand Companies”	Refers to Guardforce AI Group and Guardforce Cash Solutions.

“Thai Resident”	Refers to Thai resident individual, which includes Thai citizen with a resident identity certificate, an identity certificate for servicemen, or an identity certificate for armed police of Thailand, or an overseas individual who habitually resides in Thailand for economic interests, although without a legal identity certificate of Thailand, and Thai organization, which includes an enterprise, a public institution, or another economic organization legally formed in Thailand.

“Prospectus”	Refers to the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Registration Statement”	Refers to the registration statement on Form F-1, including all amendments or supplements thereto, under the United States Securities Act of 1933, as amended, initially filed with the SEC on June 23, 2021 relating to the offering by the Company of certain number of Ordinary Shares and warrants.

Capitalized terms used but not defined herein shall have the meanings set forth in the Underwriting Agreement.

4	OPINIONS

Based on the foregoing, we are of the opinions on the date hereof that:

4.1	Incorporation of the Thailand Companies

Guardforce AI Group was duly incorporated under Thai Laws as a private company limited on September 21, 2018 with the company registration No. 0105561163875 and its head office is located in Bangkok, Thailand. Guardforce AI Group was incorporated as a holding company and it is a major shareholder of Guardforce Cash Solutions, holding 99.07% of the shares in Guardforce Cash Solutions. Its core business, i.e. being a holding company, is included in its business objectives as specified under the MOA and there is no specific license required for a holding company.

Guardforce Cash Solutions was incorporated as a private company limited on July 27, 1982 with the company registration No. 0105525026731. Its head office locates in Bangkok, Thailand and it has 20 branch offices located in all regions of Thailand. Guardforce Cash Solutions is an operating company and its core business is cash logistics business in Thailand and its services include cash-in-transit, dedicated vehicles to banks, ATM management, cash center operations, cash processing, coin processing, cheque center, and cash deposit machine solutions. The core businesses of Guardforce Cash Solutions are included in its business objectives as specified under its MOA. Based on the Documents, all Governmental Authorizations required for carrying out its businesses specified above have duly been obtained from the relevant Government Agency.

Each of the Thailand Companies has all necessary corporate powers and authorities to own, use, lease and operate all its assets and to conduct its business. Each of the Thai Companies is in good standing with the Department of Business Development, Ministry of Commerce, Thailand. Based on the Documents, all Governmental Authorizations required for carrying out its businesses have duly been obtained from the Government Agency.

Each of the Thailand Companies has been duly organized and is validly existing as a private limited company with full legal person status and is in good standing under Thai Laws. The Thailand Companies have all necessary corporate powers and authorities to own, use, lease and operate all their assets and to conduct their business in accordance with their constitutional documents. To the best of our knowledge after due inquiry, the AoA and the business license of each of the Thailand Companies comply with the applicable Thai Laws and are in full force and effect.

4.2	Capitalization

The registered capital of Guardforce AI Group is THB 1,000,000 divided into 100,000 shares, which comprises of 49,000 ordinary shares and 51,000 preferred shares, at the par value of THB 10 each. As at the date of this Opinion, the ordinary shares in the amount of 48,999 shares are owned by Southern Ambition Limited and one ordinary share is owned by Horizon Dragon Company Limited. For the preferred shares in the amount of 51,000 shares, they are entirely owned by two Thai individuals who are not related parties to the Company. All ordinary shares and preferred shares of Guardforce AI Group have been duly authorized and issued and they are fully called and paid up. Based on the Documents, there is no shareholders’ agreement among the shareholders of Guardforce AI Group.

The registered capital of Guardforce Cash Solutions is THB 270,000,080 divided into 3,857,144 shares, which comprises of 3,833,144 ordinary shares and 24,000 preferred shares, at the par value of THB 70 each. Guardforce AI Group is a major shareholder of Guardforce Cash Solutions holding 3,799,544 ordinary shares and 21,599 preferred shares, respectively, equivalent to 99.07% of the shares in Guardforce Cash Solutions. Bangkok Bank Public Company Limited also holds 33,600 ordinary shares and 2,400 preferred shares in Guardforce Cash Solutions which is equivalent to 0.3% of the total issued shares. The remainder of one preferred share is held by Southern Ambition Limited. All ordinary shares and preferred shares of Guardforce Cash Solutions have been duly authorized and issued and they are all fully called and paid up. Based on the Documents, there is no shareholders’ agreement among the shareholders of Guardforce Cash Solutions.

The registered capital of each of the Thailand Companies has been fully paid in accordance with its AoA and applicable Thai Laws. The equity interest in such registered capital is legally owned by such Thailand Company’s respective shareholders and they are the legal and beneficiary owners of the shares in the Thailand Companies held by them. All shares in the Thailand Companies are free and clear of all pledges, charges, restrictions upon voting or transfer or other encumbrances or claims, except for the limitations on voting rights and dividend entitlements for preferred shares of each of the Thailand Company under its AoA registered with the Government Agency. There is no Governmental Authorizations required under Thai Laws in relation to the ownership of the shares in the Thailand Companies.

4.3	Business

Except as disclosed in the Registration Statement, the Prospectus and General Disclosure Package, (i) each of the Thailand Companies has full legal rights, power, and authorities (corporate and otherwise) to own or lease, use and operate its assets and to conduct its business as described in the Registration Statement and the Prospectus; and (ii) each of the Thailand Companies has obtained all material Governmental Authorizations to conduct its respective business as described in the Registration Statement and the Prospectus, and none of the Thailand Companies has received, or is currently subject to, any notification of proceedings related to the modification, suspension or revocation of any such Governmental Authorizations or business licenses of the Thailand Companies.

The businesses as presently conducted by Guardforce AI Group and Guardforce Cash Solutions as described in the Prospectus are in compliance with all applicable Thai Laws in all material aspects.

4.4	No immunity

Under Thai Laws, each of Thailand Companies, can sue or be sued in its own name, none of the Thailand Companies or its properties, assets or revenues, is subjected to any right of immunity, on the ground of sovereignty, international treaty or convention or otherwise, from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the Thailand, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment, and could not successfully interpose any such immunity as a defense to the same.

4.5	No Proceedings

To the best of our knowledge after due and reasonable inquiry, none of the Thailand Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, receivership or for the appointment of a liquidation committee of any of the Thailand Companies.

4.6	Corporate Structure

The ownership structure of the Thailand Companies as set forth under the section captioned [“Corporate Structure”] in the Registration Statement and the Prospectus does not will not result in any violation of Thai Laws or regulations currently in effect.

Specifically, the shareholding structure of Guardforce Cash Solutions does not result in Guardforce Cash Solutions being a foreign entity within the meaning of the Foreign Business Act B.E. 2542 (1999) (“FBA”) or failing to comply with the nationality requirements imposed by the Security Guard Business Act B.E. 2558 (2015) (“SGBA”).

The FBA prohibits Thai nationals and non-foreigner companies from assisting, aiding and abetting or participating in the operation of a foreigner’s business if the foreigner would require approval under the FBA to engage in that business, or to act as a nominee in holding shares in a company to enable a foreigner to operate a business in contravention of the FBA. The FBA does not provide detailed guidance on what degree of assistance contravenes the FBA, however Thai shareholders are likely to be regarded as nominees under the FBA if they do not have sufficient funds to acquire their shares or did not pay for their shares, or if they have agreed to not to be paid the dividends to which they would be entitled under the company’s articles of association.

Documentation filed with the Ministry of Commerce includes supporting evidence that the Thai nationals holding shares in Guardforce AI Group had sufficient financial resources to acquire their shares and confirms that Guardforce AI Group has received the amount payable for those shares. If the authorities in Thailand find that our arrangements do not comply with their prohibition or restrictions on foreign investment in our lines of business, or if the relevant government entity otherwise finds that the Company or any of its subsidiaries is in violation of the relevant laws or regulations or lack the necessary registrations, permits or licenses to operate businesses in Thailand, they would have broad discretion in dealing with such violations or failures, including revoking the business licenses and/or operating licenses of such entities, imposing penalties of up to THB 1 million and imprisonment of up to three years plus penalties of THB 50,000 for every day of a continuing offence and ordering the cessation of any aiding or abetting contrary to the FBA.

Each of the Thailand Companies has been duly organized and is validly existing as a limited liability company with full legal person status, and has received all relevant approvals for its establishment to the extent such approvals are required under applicable Thai Laws. Each of the Thailand Companies has the capacity and authority to own assets, to conduct businesses, and to sue and be sued in its own name under Thai Laws.

4.7	Foreign Exchange Registration

Pursuant to regulations on foreign exchange control, a Thai resident shall apply to the competent local branches of commercial banks which is authorized by the Government Agency to approve a Foreign Exchange transaction to complete the foreign exchange registration formalities for remittance for overseas investment. However, the investment in foreign securities by non-institutional investors is subject to the investment quota or limitation set out by Thailand’s Office of Securities and Exchange Commission.

4.8	Statements in the Prospectus

The statements set forth in the Registration Statement and the Prospectus under the sections captioned “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Legal Matters” insofar as such statement summarize of the Thailand legal or regulatory matters, are true and accurate in all material aspects, and do not omit any material fact which would make such statements misleading.

4.9	Taxation

The statements made in the Registration Statement under the caption “Taxation”, with respect to the Thai tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects.

4.10	Enforceability of Civil Procedure

Thai Laws do not specifically provide for the direct enforcement or recognition of a foreign judgment in Thailand and Thailand is not a party to any convention on the enforcement of foreign court judgments. A final judgment obtained in any foreign court is unlikely to be directly enforced as judgment in Thailand by the Thai courts, but may, at the discretion of the courts be admitted as evidence in proceedings commenced in the Thai courts. As a result, there is no certainty that a judgment rendered by a court in the United States or the Cayman Islands will be enforced by the Thai courts.

4.11	No violation

To the best of our knowledge and as confirmed by the Thailand Companies, none of the Thailand Companies is in breach or violation of or in default under (i) their respective AoAs, MoAs or business licenses; (ii) any Governmental Authorization which has been or is required to be obtained by any of the Thailand Companies; (iii) any Thai Laws applicable to any of the Thailand Companies; (iv) any clause under any contract filed or incorporated by reference as an exhibit to the Registration Statement; or (v) any effective arbitration award or judgment, order or decree of any Thailand court or any Government Agency issued to any of the Thailand Companies as of the date hereof, except for, in the case of (ii) to (iv) in this paragraph, such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Thailand Companies.

5	QUALIFICATIONS

This Opinion is subject to the following qualifications:

5.1	This Opinion is issued only based on the Thai Laws and we express no opinion as to laws and regulations of any jurisdiction other than Thailand.

5.2	The Thai Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof. There is no guarantee that any of the Thai Laws, or the interpretation thereof, or enforcement therefore, will not be changed, amended, or replaced in the immediate future or in the longer term with or without retrospective effect.

5.3	This Opinion is intended to be used in the context specifically referred to herein, and each section should be looked on as a whole regarding the same subject matter, and no part shall be extracted for interpretation separately from this Opinion.

5.4	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution, or performance of any legal documents that would be deemed as materially mistaken, unconscionable, or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent Thailand legislative, administrative, or judicial bodies in exercising their authorities in connection with the interpretation, implementation and application of the relevant Thai Laws.

5.5	Under the FBA, it is unlawful for a Thai national or entity to hold shares in a Thai company as a nominee for or on behalf of a foreign national in order to assist or enable the foreign national to conduct businesses in Thailand that foreign nationals are prohibited or restricted from conducting. In any case where a Thai investor jointly invests with a foreign investor in a Thai company, there is a possibility that the relevant Governmental Agencies may elect to investigate such company’s shareholding and corporate structures to determine whether there exists an underlying nominee arrangement in contravention of the FBA, where the arrangement is found in contravention, the shareholders are subjected to sanctions, and the court may order sanctions against the company’s business operations.

5.6	This Opinion is issued based on our understanding of the current Thai Laws. For matters not explicitly provided under the current Thai Laws, the interpretation, implementation and application of the specific requirements under the Thai Laws are subject to the final discretion of competent Thailand legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinions stated herein.

5.7	Under the Thai legal, administrative, or arbitration system, we have very limited access to the information about the current, pending, or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives involving the Thailand Companies, and we are not able to make exhaustive inquiries of the current, pending or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives.

Save as provided herein, this Opinion is furnished only to the addressee and shall not be quoted, nor shall a copy of which be given to any other person without our express prior written consent except for (i) the submission to the NASDAQ Stock Exchange, (ii) incorporation in the Registration Statement and the Prospectus, which shall be prepared and publicly disclosed for the consummation of the Offering and the listing of the Company’s ordinary shares, or (iii) the situation where such disclosure is required to be made by applicable laws and regulations or is requested by the relevant regulatory authorities or courts, or in the addressees’ seeking to establish a defense in any legal or regulatory proceeding or investigation relating to the Offering and such disclosure is required to be made by applicable law or regulation, or is requested by any governmental, judicial, or competent regulatory authority, including without limitation the SEC, or in connection with any dispute, proceedings, investigations or claim to which any of the addressees is a party relating to the Offering.

This opinion is issued without admitting that we come within the category of persons whose consent is required under, or that we are “experts” within the meaning of, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder with respect to any part of the Registration Statement, the Prospectus and General Disclosure Package.

Yours faithfully,

/s/ Watson Farley & Williams (Thailand) Limited

Watson Farley & Williams (Thailand) Limited

Schedule 1

List of the Reviewed Documents

In rendering this Opinion, we have reviewed the following documents which have been provided by the Company on July 9, 2021 and July 15, 2021:

No.	Reviewed Documents
1	Registration Statement and Prospectus of Guardforce AI Co., Limited
2	Copy of Guardforce AI Group’s certificate of incorporation
3	Copy of Guardforce AI Group’s affidavit issued on January 15, 2020
4	Copy of Guardforce AI Group’s Articles of Association
5	Copy of Guardforce AI Group’s Memorandum of Association
6	Copy of Guardforce AI Group’s list of shareholders
7	Copy of Guardforce Cash Solutions’ certificate of incorporation
8	Copy of Guardforce Cash Solutions’ affidavit issued on January 15, 2020
9	Copy of Guardforce Cash Solutions’ Articles of Association
10	Copy of Guardforce Cash Solutions’ Memorandum of Association and its amendments
11	Copy of Guardforce Cash Solutions’ list of shareholders
12	Copy of Guardforce Cash Solutions’ value added tax certificate
13	Copy of 10 certificates on the standard of cash center operation of Guardforce Cash Solutions issued by the Bank of Thailand for its headquarter in Bangkok, and in other nine provinces
14	Copy of firearms license of Guardforce Cash Solutions issued by the Metropolitan Police of Thailand
15	Copy of security business license of Guardforce Cash Solutions issued by the Metropolitan Police of Thailand
16	Copy of security training center certificate of Guardforce Cash Solutions issued by the Metropolitan Police of Thailand
17	Copy of Guardforce Cash Solutions’ annual corporate income tax returns submitted to the Revenue Department from 2016-2020.
18	Copy of Amended and Restated Master Loan Agreement dated March 15, 2019 by and between Guardforce Cash Solutions and Profit Raider Investments Limited
19	Copy of Memorandum of Understanding between Guardforce Security (Thailand) Co. Ltd. and Guardforce Cash Solutions, dated March 2, 2020
20	Copy of the Agreement on Discounts on Fuel Purchased with the Fleet Card by and between Guardforce Cash Solutions and Bangchak Corporation Public Company Limited
21	Copy of Guardforce Cash Solutions’ template of employment contract